KOHL'S CORPORATION REPORTS MARCH COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - April 5, 2012 -- Kohl's Corporation (NYSE: KSS) reported today that for the five-week month ended March 31, 2012 total sales increased 5.3 percent and comparable store sales increased 3.6 percent over the five-week month ended April 2, 2011. Year to date, total sales have increased 3.6 percent and comparable store sales have increased 1.8 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Warmer weather and an earlier Easter combined to help improve our sales trend, especially in certain regions and businesses. The cold weather regions - Midwest, Mid-Atlantic and Northeast - outperformed the company. Children's apparel, driven by Easter demand, was the strongest business while men's and women's apparel also performed well."
			% Change .
	Total Sales .		Total Sales .		Comparable Sales .
($ in millions)	2012	2011	2012	2011	2012	2011
March	$1,815	$1,723	5.3%	(4.9%)	3.6%	(6.5%)
Year to date	$2,989	$2,884	3.6%	(0.4%)	1.8%	(2.2%)

The Company opened 9 new stores, including one relocated store, and closed one store in March 2012 and now operates 1,134 stores in 49 states, compared to 1,097 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 AM ET on Thursday, April 5, 2012 until 8:30 PM ET on Friday, April 6, 2012. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl's operates 1,134 stores in 49 states. In support of the communities it serves, Kohl's has raised more than $208 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, or join the discussion on Facebook http://www.facebook.com/kohls or Twitter http://twitter.com/Kohls.

Investor Relations:

Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:

Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464